UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒                              Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Quest Resource Holding Corporation

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

QUEST RESOURCE HOLDING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 1, 2020

The Annual Meeting of Stockholders of Quest Resource Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., local time, on Wednesday, July 1, 2020, at the offices of Quest Resource Holding Corporation, 3481 Plano Parkway, The Colony, Texas 75056, for the following purposes:

1.	To elect two directors, each to serve for a three-year term expiring in 2023.
2.	To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2019, or say-on-pay.
3.

To ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2020.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on May 22, 2020 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously given your proxy.

Sincerely,

/s/ Laurie L. Latham

Laurie L. Latham

Secretary

The Colony, Texas

June 1, 2020

NOTICE REGARDING POTENTIAL IMPACT OF COVID-19 ON ANNUAL MEETING

We currently intend to hold the Annual Meeting in person. However, we are actively monitoring the continued impact of the coronavirus disease, or COVID-19, and are sensitive to the public health and travel concerns that our stockholders may have, as well as protocols that federal, state, and local governments have imposed. If it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the Annual Meeting. If the Annual Meeting were to be held in a virtual only format at the above date and time, via live audio webcast, stockholders could participate and vote at the virtual Annual Meeting by visiting a website to be provided and using your control number to access the Annual Meeting, or if you hold your shares in street name, by following the instructions provided by your broker, bank or other nominee that holds your shares.

Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission, and the Company will take all reasonable steps necessary to inform other intermediaries in the proxy process (such as any proxy service provider) and other relevant market participants (such as the appropriate national securities exchanges) in the event of such change.

QUEST RESOURCE HOLDING CORPORATION

3481 Plano Parkway

The Colony, Texas 75056

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of Quest Resource Holding Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Wednesday, July 1, 2020, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at the offices of Quest Resource Holding Corporation, 3481 Plano Parkway, The Colony, Texas 75056. If you need directions to the location of the meeting, please call (972) 464-0004.

These proxy solicitation materials were first released on or about June 1, 2020 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on July 1, 2020.

These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2019 Annual Report for the fiscal year ended December 31, 2019, are available at http://www.cstproxy.com/qrhc/2020.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on May 22, 2020, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 15,403,111 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on May 22, 2020, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Alternatively, you may vote by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by filling out and returning the enclosed proxy card or online as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, on May 22, 2020, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum; Required Vote; Broker Non-Votes and Abstentions

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast in person or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Assuming that a quorum is present, the affirmative vote of a majority of the votes cast will be required to elect directors and to ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2020. The advisory vote on the compensation of our named executive officers for fiscal 2019, or say-on-pay, is non-binding, but the Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2020. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay proposal. For your vote to be counted in the election of directors or the say-on-pay proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the election of directors, the say-on-pay proposal, or the proposal to ratify the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2020, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. Except as provided above under “Quorum; Required Vote; Broker Non-Votes and Abstentions,” if no specification is indicated, the shares will be voted (1) “for” the election of each of the two director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2019, and (3) “for” the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of our company for the fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2019 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the Securities and Exchange Commission, or the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing.  Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at the address of our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors has been fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. Our Board of Directors has nominated Stephen A. Nolan and Sarah R. Tomolonius for election as Class II directors for three-year terms expiring in 2023 or until their respective successors are elected and qualified.  I. Marie Wadecki, who is a Class II director, will retire from the Board of Directors at our 2020 Annual Meeting of Stockholders, and, consequently, has not been nominated for re-election.  Russel J. Knittel, a Class I director, will also retire from the Board of Directors at our 2020 Annual Meeting of Stockholders. The Board of Directors has determined not to select replacement directors for Ms. Wadecki or Mr. Knittel at this time.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named above.  Mr. Nolan and Ms. Tomolonius are currently directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees named herein.

The following table sets forth certain information regarding our directors:

Name	Age	Position
Daniel M. Friedberg	58	Chairman of the Board (2)(4)
S. Ray Hatch	60	President, Chief Executive Officer, and Director
Michael F. Golden	66	Director (3)(4)
Ronald L. Miller, Jr.	56	Director (1)(3)
Stephen A. Nolan	59	Director (1)(4)
Sarah R. Tomolonius	40	Director (2)

(1)	Member of the Audit Committee
(2)	Member of the Nominations and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Strategic Planning Committee

Daniel M. Friedberg has served as Chairman of the Board of our company since April 2019.  Mr. Friedberg has served as the Chief Executive Officer of Hampstead Park Capital Management LLC, a private equity investment firm, since its founding in May 2016.  Mr. Friedberg was Chief Executive Officer and Managing Partner of Sagard Capital Partners L.P., a private equity investment firm, from its founding in January 2005 until May 2016.  In addition, from January 2005 to May 2016, he was also a Vice President of Power Corporation of Canada, a diversified international management holding company.  Mr. Friedberg was with global strategy management consultants Bain & Company, as a consultant from 1987 to 1991 and then again as a Partner from 1997 to 2005.  Mr. Friedberg started with Bain & Company in the London office in 1987, was a founder of the Toronto office in 1991, and a founder of the New York office in 2000, leading the Canadian and New York private equity businesses.  From 1991 to 1997, Mr. Friedberg worked as Vice President of Strategy and Development for a U.S.-based global conglomerate and as an investment professional in a Connecticut-based boutique private equity firm.  Mr. Friedberg has a Master’s in Business Administration degree from the Johnson School at Cornell University’s College of Business, and a Bachelor of Science (Hons.) degree from the University of Manchester Institute of Science & Technology.  Mr. Friedberg currently serves on the Board at Roth CH Acquisition I Company (ROCHU), at Buttonwood Networks and USA Field Hockey.  Mr. Friedberg has previously served on the Board of

Directors at GP Strategies Corp. (GPX), InnerWorkings, Inc. (INWK), Performance Sports Group Ltd. (PSG), X-Rite, Inc. (XRIT), and Hudson Global Inc. (HSON) as a board observer, and as Chairman of the Board of two private companies: Integramed America Inc.; and Vein Centers of America Inc.  We believe that Mr. Friedberg’s experience as the Chief Executive Officer of two investment firms, his experience as an executive with a leading global management consulting firm, his extensive experience in investing in private and public companies, and his service on multiple boards of directors provide him with knowledge and experience with respect to organizational, financial, operational, M&A, and strategic planning matters and provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

S. Ray Hatch has served as President, Chief Executive Officer, and a director of our company since February 2016.  Mr. Hatch served as President of Merchants Market Group, LLC, an international foodservice distribution company, from February 2014 to January 2016. From June 2008 to January 2014, Mr. Hatch served in various roles with Oakleaf Waste Management, a provider of waste outsourcing that was acquired by Waste Management, including as Executive Vice President and Chief Operating Officer of Greenleaf Equipment from May 2010 to January 2014 and Senior Vice President Regional Sales from June 2008 to May 2010. From July 2003 to October 2007, Mr. Hatch served in various positions with Food Services of America, a wholesale food distributor, including as Senior Vice President of Sales and Marketing and Chief Marketing Officer from August 2005 to October 2007 and Executive Vice President – Western Washington Group from July 2003 to August 2005. Mr. Hatch served as Division President of U.S. Foodservice (formerly, Alliant Foodservice), a foodservice distributor, from January 1999 to July 2003. We believe Mr. Hatch’s position as President and Chief Executive Officer of our company, his intimate experience with all aspects of the operations, opportunities, and challenges of our company, and his prior service in the environmental services industry provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since October 2012 and served as Interim Chief Executive Officer from October 2015 to February 2016. Mr. Golden has served as a director of American Outdoor Brands Corporation (formerly Smith & Wesson Holding Corporation), a leading provider of firearms and quality products for the shooting, hunting, and rugged outdoor enthusiast, whose stock is listed on the Nasdaq Global Select Market, since December 2004. Mr. Golden served as the President and Chief Executive Officer of American Outdoor Brands Corporation from December 2004 until his retirement in September 2011. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining American Outdoor Brands Corporation, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President – Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. Since February 2013, Mr. Golden has served as a member of the board of directors, a member of the Audit Committee, and a member of the Governance Committee of Trex Company, Inc., a New York Stock Exchange-listed manufacturer of high-performance wood-alternative decking and railing. We believe Mr. Golden’s service as the former President and Chief Executive Officer of a publicly held company and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Ronald L. Miller, Jr. has served as a director of our company since October 2012. Mr. Miller served as a director of one of our predecessors from July 2010 to October 2012. Mr. Miller has served as Executive Vice President, Chief Financial Officer, and Secretary of That’s Eatertainment Corp. since December 2015 and was a principal of its predecessor, Modern Round LLC, from February 2014 until December 2015. Mr. Miller is Chairman of the Board of Item 9 Labs Corp., a developer of technology and products that administer high-quality cannabis health solutions. Mr. Miller served as a Managing Director of CKS Securities LLC, an investment banking firm, from February 2010 to December 2011. He served as Vice Chairman of Miller Capital Markets, LLC, a Scottsdale, Arizona headquartered boutique investment banking firm from May 2009 to August 2009. Mr. Miller served as Chief Executive Officer of Alare Capital Partners, LLC, a Scottsdale-based investment banking and strategic advisory firm, from September 2007 to May 2009. From 2001 to 2005, Mr. Miller served as a Managing Director of The Seidler Companies Incorporated, an investment banking firm and member of the NYSE. Mr. Miller served from 1998 to 2001 as a Senior Vice President and was instrumental in the opening of the Phoenix, Arizona office of Wells

Fargo Van Kasper. From 1994 to 1998, Mr. Miller served as Senior Vice President of Imperial Capital, and from 1993 to 1994, was associated with the Corporate Finance Department of Ernst & Young. Mr. Miller began his career in the M&A department of PaineWebber, Inc. We believe Mr. Miller’s prior leadership roles and his investment banking experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Stephen A. Nolan has served as a director of our company since April 2019.  Mr. Nolan has served as Managing Director of SGS North America, the world’s largest testing, inspection and certification company, since August 2019. From August 2013 to April 2018, Mr. Nolan served as Chief Financial Officer and, subsequently, Chief Executive Officer and a member of the Board of Directors of Hudson Global (HSON), a global provider of professional recruitment, talent management, and recruitment process outsourcing services.  From September 2004 to December 2012, Mr. Nolan served as Chief Financial Officer of Adecco North America, a staffing and human capital solutions company.  From November 2001 to September 2004, Mr. Nolan served as Chief Financial Officer for DHL Global Forwarding NA, a freight forwarding business.  From April 2000 to November 2001, Mr. Nolan served as Corporate Controller for Newpower, a residential energy marketing start-up.  From December 1985 to March 2000, Mr. Nolan served in Finance roles at Reckitt Benckiser, a global consumer products company.  From October 1981 to December 1985, Mr. Nolan served as Audit Senior for PwC.  We believe Mr. Nolan’s experience as the Chief Financial Officer and Chief Operating Officer of a number of companies and his executive and board experience at other companies provide the requisite qualifications, skills, perspectives, and experiences that make him well qualified to serve on our Board of Directors.

Sarah R. Tomolonius has served as a director of our company since September 2016. Ms. Tomolonius is the Vice President of Investor Relations at M13, a consumer tech-focused full-service venture capital engine. Ms. Tomolonius is the co-founder and serves as the Vice Chairman of the Sustainability Investment Leadership Council.  Ms. Tomolonius served as Vice President, Marketing and Investor Relations for Arlon Group, a food and agriculture investment firm, from December 2012 to June 2018, and served as Senior Professional, Management Reporting & Analytics from December 2010 to December 2012.  From October 2008 to December 2010, Ms. Tomolonius served as Associate, Investor Relations for Citi Private Equity, a private equity group that was acquired by StepStone Group in October 2010.  From October 2005 to September 2007, Ms. Tomolonius served as Research Analyst, Corporate & Public Affairs Group of Edelman, a global public relations firm.  Ms. Tomolonius served as Program Assistant, Water & Coastal Program of Natural Resources Defense Council, a non-profit international environmental advocacy group, from October 2002 to September 2005.  Ms. Tomolonius also serves as Chair of the Sustainability Committee for the New York Alternative Investment Roundtable.  Ms. Tomolonius served as President of the Board of HeARTs Speak, a nonprofit organization, from February 2014 to February 2017.  We believe that Ms. Tomolonius’s experience in the environmental and financial industries and her focus on sustainability provide the requisite qualifications, skills, perspectives, and experiences that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. Friedberg, Golden, Miller, and Nolan and Ms. Tomolonius are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. Mr. Hatch is an employee director.

Classification of our Board of Directors

Our Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class are elected for three-year terms to succeed the directors of that class whose terms are expiring. Mr. Golden is a Class I director whose terms will expire in 2022. Mr. Nolan and Ms. Tomolonius are Class II directors whose terms will expire at the 2020 Annual Meeting of Stockholders.  Messrs. Friedberg, Hatch, and Miller are Class III directors whose terms will expire in 2021.

Committee Charters, Corporate Governance Guidelines, and Codes of Conduct and Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors.  Our Board of Directors has also adopted Corporate Governance Guidelines, Code of Conduct that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial and accounting officer, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.qrhc.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC regulations. These documents are also available in print, free of charge, to any stockholder requesting a copy in writing from our Secretary at the address of our executive offices.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established standing Audit, Compensation, and Nominations and Corporate Governance Committees, each consisting entirely of independent directors as “independence” is defined by the listing standards of Nasdaq and by the SEC. The Board of Directors also established a Strategic Planning Committee in July 2019.

The Audit Committee

The purpose of the Audit Committee includes overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company and providing assistance to our Board of Directors with respect to its oversight of the integrity of our company’s financial statements, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Miller, Knittel and Nolan and Ms. Wadecki. Our Board of Directors has determined that each of Messrs. Miller, Knittel and Nolan and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Miller chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or, when appropriate, recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company in light of the goals and objectives of our compensation program for that year. As part of its responsibilities, the Compensation Committee evaluates the performance of our Chief Executive Officer and, together with our Chief Executive Officer, assesses the performance of our other executive officers. The Compensation Committee is entitled to delegate its responsibilities to a subcommittee of the Compensation Committee, which complies with the applicable rules and regulations of the Nasdaq Stock Market, the SEC, and other regulatory bodies.  From time to time the Compensation Committee retains the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee.

The Compensation Committee currently consists of Messrs. Golden, Knittel, and Miller.  Mr. Golden chairs the Compensation Committee.

The Strategic Planning Committee

The Strategic Planning Committee provides assistance to our Board of Directors in assessing whether our management has the resources necessary to implement our company’s strategy; assessing external developments and factors, including changes in the economy, competition and technology, on our company’s strategy and execution of its strategy; and advising on strategic development activities, including those not in the ordinary course of business, under consideration from time to time by our company. The Strategic Planning Committee currently consists of Messrs. Friedberg, Golden, Nolan, and Hatch.  Mr. Friedberg chairs the Strategic Planning Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company.

The Nominations and Corporate Governance Committee currently consists of Mr. Friedberg, Ms. Tomolonius, and Ms. Wadecki. Mr. Friedberg chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our Secretary at the address of our executive offices. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory requirements, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk of our compensation policies and practices and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Clawback Policy

We adopted a clawback policy in May 2019.  In the event we are required to prepare an accounting restatement of our financial results as a result of a material noncompliance by us with any financial reporting requirement under the federal securities laws, we will have the right to use reasonable efforts to recover from any current or former executive officers who received incentive compensation (whether cash or equity) from us during the three-year period preceding the date on which we were required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement.  In addition, we will also have the right to recover incentive compensation (whether cash or equity), if a participant, without our consent, while employed by or providing services to our company or any related entity or after termination of such employment or services, violates a non-competition, non-solicitation, or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers, or any other corporate governance materials specified by the SEC or exchange on which our common stock is listed.  This policy is administered by the Compensation Committee of our Board of Directors. The policy is effective for financial statements for periods beginning on or after January 1, 2019. Once final rules are adopted by the SEC regarding the clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review this policy and make any amendments necessary to comply with the new rules

Director and Officer Derivative Trading and Hedging Policy

We adopted a director and officer derivative trading and hedging policy in May 2019.  Directors and executive officers of our company (including any family members residing in the household of a director or executive officer) may not engage in derivative trading or hedging involving our company’s securities or pledging or margining any common stock of our company.

Stock Ownership Guidelines

We recently adopted stock ownership guidelines for our non-employee directors and for our Chief Executive Officer, our Chief Financial Officer, and our Chief Operating Officer.  Our non-employee directors and Chief Executive Officer are required to have stock ownership of our common stock with an acquisition price equal to at least $100,000 and our Chief Financial Officer and our Chief Operating Officer are each required to have stock ownership of our common stock with an acquisition price equal to at least $75,000.

Each individual has five years from the later of the date of adoption of these guidelines (April 3, 2019) or the date of appointment of the individual as a director or a designated executive officer to achieve the required ownership levels.  We believe that these guidelines promote the alignment of the long-term interests of our designated executive officers and members of our Board of Directors with our stockholders.

Stock ownership generally includes shares directly owned by the individual (including any shares over which the individual has sole ownership, voting, or investment power); shares owned by the individual’s minor children and spouse and by other related individuals and entities over whose shares the individual has custody, voting control, or power of disposition; shares underlying restricted stock units, or RSUs, and deferred stock units, or DSUs, that have vested or will be vested within 60 days; shares held in trust for the benefit of the individual or the individual’s immediate family members; and shares owned through savings plans, such as our 401(k) Plan and our deferred compensation plan or acquired through our employee Stock Purchase Plan.

The acquisition price for purposes of the stock ownership guidelines is the actual purchase price paid for shares of our common stock through open market purchases, private placements, the exercise of stock options, and similar purchases; the amount of cash compensation for executive base salaries or bonuses or director cash compensation exchanged for RSUs or DSUs; and the grant date price of shares underlying vested RSUs or DSUs issued other than in lieu of or in exchange for executive base salaries or bonus or director cash compensation.

The failure to satisfy the required ownership level may result in the ineligibility of the individual to receive stock-based compensation in the case of a designated executive officer or director or the inability to be a nominee for election to the Board of Directors in the case of a director.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended December 31, 2019, Messrs. Golden, Knittel, and Miller served on our Compensation Committee. Messrs. Golden, Knittel, and Miller had no material contractual or other relationships with us during such period except as directors and equity holders.

Board and Committee Meetings

Our Board of Directors held a total of eight meetings during the fiscal year ended December 31, 2019. During the fiscal year ended December 31, 2019, the Audit Committee held eight meetings; the Compensation Committee held six meetings; the Nominations and Corporate Governance Committee held five meetings; and the Strategic Planning Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2019 Annual Meeting of Stockholders.

Communications with Directors

Stockholders and other interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Quest Resource Holding Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

MANAGEMENT

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
S. Ray Hatch	60	President and Chief Executive Officer
Laurie L. Latham	63	Senior Vice President and Chief Financial Officer
David P. Sweitzer	57	Executive Vice President and Chief Operating Officer

S. Ray Hatch’s biography is set forth under the heading “Proposal One—Election of Directors—Nominees” above.

Laurie L. Latham has served as Senior Vice President and Chief Financial Officer of our company since January 2013. Ms. Latham served as Chief Financial Officer and Senior Vice President of Finance and Administration of ViewCast Corporation, a publicly held digital media hardware and software development and manufacturing company, from December 1999 to August 2012. From 1997 to 1999, Ms. Latham served as Senior Vice President and Chief Financial Officer of Perivox Corporation, an interactive communications and direct marketing company. From 1994 through 1997, Ms. Latham served as Vice President of Finance and Administration of Axis Media Corporation, a graphics, photography, and marketing agency. Prior to joining Axis Media Corporation, Ms. Latham had been in public practice with national and regional accounting firms, including KPMG Peat Marwick, and served as Vice President of Finance and Administration for Medialink International Corporation, a food industry technology company. In addition, Ms. Latham’s earlier career experience included roles within the oil and gas, real estate, and agricultural industries. Ms. Latham is a certified public accountant.

David P. Sweitzer has served as Chief Operating Officer of our company since October 2016. Mr. Sweitzer served as Chief Sales Officer, Executive Vice President, and Senior Vice President of Sales of SMS Assist, L.L.C., a multisite property management technology company, from March 2013 to September 2016.  Mr. Sweitzer served in various roles with Oakleaf Waste Management, a provider of waste outsourcing that was acquired by Waste Management, including Director of Business Development from July 2011 to March 2013, Client Solutions Vice President from February 2009 to July 2011, and Vice President of Industrial Programs and Account Management from July 2003 to January 2010.  From April 1992 to June 2003, Mr. Sweitzer served as Market Manager/Specialist of Integrated Process Technologies, L.L.C., a facility maintenance service company.

EXECUTIVE COMPENSATION

Fiscal 2019 Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2019 and 2018, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our principal executive officer, and our two most highly compensated executive officers other than our principal executive officer who were serving as an executive officer on December 31, 2019. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus (1)	Option Awards (2)	All Other Compensation (3)	Total
S. Ray Hatch	2019	$330,629	$256,811	$150,960	$37,096	$775,496
President, Chief Executive Officer, and Director	2018	$309,425	$279,737	$173,418	$36,296	$798,876

Laurie L. Latham	2019	$231,440	$107,861	$100,640	$19,860	$459,801
Senior Vice President and Chief Financial Officer	2018	$217,674	$117,761	$130,063	$18,372	$483,870

David P. Sweitzer	2019	$275,524	$128,405	$117,967	$23,828	$545,724
Executive Vice President and Chief Operating Officer	2018	$258,069	$139,923	$193,319	$24,773	$616,084

____________

(1)	The amounts in this column reflect the amounts earned during the fiscal year, whether or not actually paid during such year.
(2)

The amounts in this column reflect the aggregate probable grant date fair value of option awards granted to our named executive officers during the fiscal year calculated in accordance with FASB ASC Topic 718, Stock Compensation. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The amounts reported in this column do not correspond to the actual economic value that may be received by our named executive officers from their option awards.

(3)

The named executive officers participate in certain group life, health, disability insurance, and medical reimbursement plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms, and operation. However, we pay all health insurance premiums for Messrs. Hatch and Sweitzer and for Ms. Latham since August 1, 2018, which amounts are included in this column. The figure shown for each named executive officer also includes employer contributions to a qualified deferred compensation plan (401(k) plan) and auto allowance. Our 401(k) plan provides employees with an opportunity to defer compensation for retirement. Employees may contribute up to 87% of compensation, subject to IRS limits. We match 100% of the first 3% and 50% of the next 2% of employee contributions each pay period. Our 2014 Employee Stock Purchase Plan, or the 2014 ESPP, permits our employees and employees of our designated subsidiaries, which we refer to each as a “Participating Company,” to purchase our common stock at a discount equal to 85% of the lesser of (i) the market value of the shares on the offering date of such offering and (ii) the market value of the shares on the purchase date of such offering, subject to limits set by the Internal Revenue Code of 1986, as amended, or the Code, and the 2014 ESPP.

 Outstanding Equity Awards at Fiscal Year-End 2019

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2019.

		Option Awards
		Number of Securities Underlying Unexercised Options (1)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration
Name	Grant Date	Exercisable		Unexercisable		Options	Price	Date
S. Ray Hatch	01/07/2016	150,000	(2)	100,000		—	$5.44	01/07/2026
	01/16/2018	33,333	(3)	66,667		—	$2.39	01/16/2028
	02/12/2019	—		150,000	(3)	—	$1.51	02/12/2029

David P. Sweitzer	10/03/2016	37,500	(2)	25,000		—	$2.08	10/03/2026
	10/02/2017	4,200	(4)	6,300		—	$1.17	10/02/2027
	01/16/2018	33,333	(3)	66,667		—	$2.39	01/16/2028
	10/15/2018	2,100	(5)	8,400		—	$2.62	10/15/2028
	02/12/2019	—		100,000	(3)	—	$1.51	02/12/2029
	10/03/2019	—		10,500	(6)	—	$2.45	10/03/2029

Laurie L. Latham	01/02/2013	12,500		—		—	$21.20	01/02/2023
	10/18/2013	9,375		—		—	$16.40	10/18/2023
	12/17/2014	3,125		—		—	$11.60	12/17/2024
	12/16/2015	6,250		—		—	$6.40	12/16/2025
	12/16/2015	6,250		—		—	$6.40	12/16/2025
	01/12/2017	16,667	(3)	8,333		—	$2.50	01/12/2027
	01/12/2017	25,000		—		—	$2.50	01/12/2027
	01/16/2018	25,000	(3)	50,000		—	$2.39	01/16/2028
	02/12/2019	—		100,000	(3)		$1.51	02/12/2029

(1)	Unless otherwise noted, all of the options granted to our named executive officers were granted under and are subject to the terms of our 2012 Incentive Compensation Plan.
(2)	One-fifth of the total number of shares underlying this option vest on the anniversary of the date of grant until 2021. This option was not granted under the 2012 Incentive Compensation Plan.
(3)	One-third of the total number of shares underlying this option vest on each of the first, second, and third anniversary of the date of grant.
(4)	One-fifth of the total number of shares underlying this option vest on the anniversary of the date of grant until 2022. This option was not granted under the 2012 Incentive Compensation Plan.
(5)	One-fifth of the total number of shares underlying this option vest on the anniversary of the date of grant until 2023. This option was not granted under the 2012 Incentive Compensation Plan.
(6)	One-fifth of the total number of shares underlying this option vest on the anniversary of the date of grant until 2024. This option was not granted under the 2012 Incentive Compensation Plan.

Employment and Other Agreements with Our Named Executive Officers

S. Ray Hatch

We entered into a severance and change in control agreement with Mr. Hatch, our President and Chief Executive Officer, on January 7, 2016.   If we terminate Mr. Hatch’s employment for any reason other than for good cause (as defined in the agreement) or if Mr. Hatch voluntarily terminates his employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Mr. Hatch his salary for a period of 18 months following the effective date of such termination and (b) we will pay Mr. Hatch, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Mr. Hatch pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Mr. Hatch has the option to terminate his employment with us, unless (i) the provisions of the agreement remain in full force and effect as to Mr. Hatch and (ii) he suffers no reduction in his status, authority, or base salary following the change in control, provided that Mr. Hatch will be considered to suffer a reduction in his status, authority, or base salary, only if, after the change in control, (A) he is not the President and Chief Executive Officer of the company that succeeds to our business, (B) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq Stock Market, or the NYSE MKT), (C) such company in any material respect reduces Mr. Hatch’s status, authority, or base salary, or (D) as a result of the change in control, Mr. Hatch is required to relocate his principal place of business more than 50 miles from The Colony, Texas (or surrounding areas).  If Mr. Hatch terminates his employment with us following a change in control or if we terminate his employment without good cause, in each case during the period commencing three months before and one year following the change in control, (A) we will pay Mr. Hatch’s base salary for a period of 18 months following the effective date of such termination, (B) we will pay Mr. Hatch an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, (C) all unvested stock options held by Mr. Hatch in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (D) all unvested restricted stock units, or RSUs, granted after the date hereof held by Mr. Hatch in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Mr. Hatch from competing with our company for a period of 18 months following the termination of his employment with our company for any reason.  The agreement further contains a provision that prohibits Mr. Hatch from soliciting or hiring any of our employees for a period of 24 months following the termination of his employment with our company for any reason.

Laurie L. Latham

On November 7, 2014, we entered into a severance and change in control agreement with Ms. Latham, our Senior Vice President and Chief Financial Officer, effective as of the same date. If we terminate Ms. Latham’s employment for any reason other than for good cause (as defined in the agreement) or if Ms. Latham voluntarily terminates her employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Ms. Latham her salary for a period of 12 months following the effective date of such termination and (b) we will pay Ms. Latham, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Ms. Latham pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Ms. Latham has the option to terminate her employment with us, unless (i) the provisions of the agreement remain in full force and effect as to Ms. Latham and (ii) she suffers no reduction in her status, authority, or base salary following the change in control, provided that Ms. Latham will be considered to suffer a reduction in her status, authority, or base salary, only if, after the change in control, (A) she is not the Senior Vice President and

Chief Financial Officer of the company that succeeds to our business, (B) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, Nasdaq, or the NYSE MKT), (C) such company in any material respect reduces Ms. Latham’s status, authority, or base salary, or (D) as a result of the change in control, Ms. Latham is required to relocate her principal place of business more than 50 miles from Frisco, Texas (or surrounding areas). If Ms. Latham terminates her employment with us following a change in control or if we terminate her employment without good cause, in each case during the period commencing three months before and one year following the change in control, (A) we will pay Ms. Latham’s base salary for a period of 12 months following the effective date of such termination, (B) we will pay Ms. Latham an amount equal to the average of her cash bonus paid for each of the two fiscal years immediately preceding her termination, (C) all unvested stock options held by Ms. Latham in her capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (D) all unvested RSUs granted after the date of the agreement held by Ms. Latham in her capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Ms. Latham from competing with our company for a period of 12 months following the termination of her employment with our company for any reason. The agreement further contains a provision that prohibits Ms. Latham from soliciting or hiring any of our employees for a period of 24 months following the termination of her employment with our company for any reason.

David P. Sweitzer

On February 15, 2017, we entered into an executive agreement with David P. Sweitzer, our Executive Vice President and Chief Operating Officer, effective as of the same date.  If we terminate Mr. Sweitzer’s employment for any reason other than for good cause (as defined in the agreement) or if Mr. Sweitzer voluntarily terminates his employment with us for good reason (as defined in the agreement), the agreement provides that (a) we will pay Mr. Sweitzer his salary for a period of 12 months following the effective date of such termination and (b) we will pay Mr. Sweitzer, at the same time as cash incentive bonuses are paid to other executives, a portion of the cash incentive bonus deemed by our Compensation Committee in the exercise of its sole discretion, to be earned by Mr. Sweitzer pro rata for the period commencing on the first day of our fiscal year for which the cash incentive bonus is calculated and ending on the effective date of such termination.

The agreement further provides that, in the event of a change in control of our company (as defined in the agreement), Mr. Sweitzer has the option to terminate his employment with us, unless (i) the provisions of the agreement remain in full force and effect as to Mr. Sweitzer and (ii) he suffers no reduction in his status, authority, or base salary following the change in control, provided that Mr. Sweitzer will be considered to suffer a reduction in his status, authority, or base salary, only if, after the change in control, (A) he is not the Executive Vice President and Chief Operating Officer of the company that succeeds to our business, (B) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, Nasdaq, or the NYSE MKT), (C) such company in any material respect reduces Mr. Sweitzer’s status, authority, or base salary, or (D) as a result of the change in control, Mr. Sweitzer is required to relocate his principal place of business more than 50 miles from The Colony, Texas (or surrounding areas).  If Mr. Sweitzer terminates his employment with us following a change in control or if we terminate his employment without good cause, in each case during the period commencing three months before and one year following the change in control, (A) we will pay Mr. Sweitzer’s base salary for a period of 12 months following the effective date of such termination, (B) we will pay Mr. Sweitzer an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, (C) all unvested stock options held by Mr. Sweitzer in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination, and (D) all unvested RSUs granted after the date hereof held by Mr. Sweitzer in his capacity as an employee on the effective date of termination shall vest as of the effective date of the termination.

The agreement also contains a provision that prohibits Mr. Sweitzer from competing with our company for a period of 12 months following the termination of his employment with our company for any reason.  The agreement further contains a provision that prohibits Mr. Sweitzer from soliciting or hiring any of our employees for a period of 24 months following the termination of his employment with our company for any reason.

The employment of all of our other officers is “at will” and may be terminated by us or the officer at any time, for any reason or no reason.

DIRECTOR COMPENSATION

During fiscal 2019, we paid each non-employee director a monthly retainer equivalent to an amount of $34,650 annually. Currently, the non-employee Chairman of the Board receives an additional $160,000 per year annually; the non-employee Chair of the Audit Committee receives an additional $7,875 per year; the non-employee Chair of the Compensation Committee receives an additional $5,250 per year; the non-employee Chair of the Nominations and Corporate Governance Committee receives an additional $2,625 per year; the non-employee Chair of the Strategic Planning Committee receives an additional $5,250 per year; the non-Chair members of the Audit Committee each receive an additional $2,100 per year; the non-chair members of the Compensation Committee each receive an additional $1,575 per year; the non-Chair members of the Nominations and Corporate Governance Committee each receive an additional $1,050 per year; and the non-Chair members of the Strategic Planning Committee each receive an additional $1,575 per year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

In April 2019, in lieu of receiving cash for Chairman and committee retainers and fees for the period of May 2019 through April 2020, Mr. Friedberg received a 10-year option to purchase 94,787 shares of our common stock at an exercise price of $2.11 per share, with 1/12th to vest and become exercisable starting May 29, 2019 and on the last day of each month thereafter through April 2020. This grant reflects his annual cash-based compensation through April 2020.  Effective April 2020, the Chairman of the Board annual fee increased to an additional $160,000, payable in stock options.

Effective September 1, 2019, non-employee directors can elect to receive all or a portion of their annual retainers in the form of DSUs.   The DSUs are recognized at their fair value on the date of grant.  Director fees deferred into stock units are calculated and expensed each month by taking fees earned during the month and dividing by the closing price of our common stock on the last trading day of the month, rounded down to the nearest whole share.  Each DSU represents the right to receive one share of our common stock following the completion of a director’s service.

We also compensate our non-employee directors in the form of stock-based compensation.  Prior to June 2016, each non-employee member of our Board of Directors received an annual grant of 10-year options to purchase shares of our common stock at an exercise price equal to the closing stock price on the date of grant, with 1/12th to vest and become exercisable on the last day of each month, commencing on the last day of the month in which the options were granted. The annual grant of 10-year options may be prorated to account for a non-employee director’s service on the Board of Directors for a portion of the year.

In June 2016, each non-employee member of our Board of Directors at that time received 10-year options to purchase 60,000 shares of our common stock at an exercise price of $3.104 per share, with 1/48th to vest and become exercisable starting June 30, 2016 and on the last day of each month thereafter through May 2020. This grant reflects the annual stock-based compensation for those directors through May 2020. In April 2019, Messrs. Friedberg and Nolan each received 10-year options to purchase 151,659 shares of our common stock at an exercise price of $2.11 per share with the award vesting monthly over 48 months from the date of grant, which will reflect the annual stock-based compensation through April 2023.

In April 2019, each incumbent non-employee member (excluding Messrs. Friedberg and Nolan) of our Board of Directors received 10-year options to purchase 15,735 shares of our common stock at an exercise price of $2.11 per share, with 1/12th to vest and become exercisable starting May 29, 2019 and on the last day of each month thereafter through April 2020. This grant reflects the annual stock-based compensation for those directors.  In addition, Ms. Tomolonius received a 7-year option to purchase 47,500 shares of our common stock at an exercise price of $3.12 per share, with 1/12th to vest and become exercisable starting May 29, 2019 and on the last day of each month thereafter through April 2020. This grant reflects a catch-up annual stock-based compensation for 2017-

2020. In May 2020, each incumbent non-employee member (excluding Messrs. Friedberg and Nolan) of our Board of Directors received 10-year options to purchase 37,915 shares of our common stock at an exercise price of $1.48 per share, with 1/12th to vest and become exercisable starting May 31, 2020 and on the last day of each month thereafter through April 2021. This grant reflects the annual stock-based compensation for those directors.

The following table sets forth the compensation earned or paid by us to each non-employee director for the fiscal year ended December 31, 2019. Mr. Hatch did not receive any compensation for his service on our Board of Directors.  Messrs. Saltz and Forte no longer serve as directors of our company; and Mr. Monheit did not seek reelection as a director at our 2019 Annual Stockholder meeting.  Messrs. Friedberg and Nolan were appointed as directors of our company April 2019.

	Fees Earned	Stock	Option
Name	or Paid in Cash	Awards (1)	Awards (2)	Total
Daniel M. Friedberg	$2,521	$—	$342,460	$344,981
Jeffrey D. Forte	$9,584	$—	$—	$9,584
Michael F. Golden	$37,572	$3,464	$21,107	$62,143
Russell J. Knittel	$27,169	$11,550	$21,107	$59,826
Ronald L. Miller, Jr.	$43,106	$—	$21,107	$64,213
Barry M. Monheit	$18,845	$—	$21,107	$39,952
Stephen A. Nolan	$15,639	$11,550	$215,314	$242,503
Mitchell A. Saltz	$12,488	$—	$—	$12,488
Sarah R. Tomolonius	$35,558	$—	$69,856	$105,414
I. Marie Wadecki	$30,001	$8,085	$21,107	$59,193

(1)

The amounts in this column reflect the aggregate grant date fair value of stock awards (if any) granted to our non-employee directors during the fiscal year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718, Stock Compensation in the form of DSUs or other stock awards.  The DSUs valuation on the date of grant is calculated based on the Director fees elected by each Director to be deferred into stock units.

(2)

The amounts in this column reflect the aggregate grant date fair value of option awards (if any) granted to our non-employee directors during the fiscal year ended December 31, 2019, calculated in accordance with FASB ASC Topic 718, Stock Compensation. The valuation assumptions used in determining such amounts are described in the footnotes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. The amounts reported in this column do not correspond to the actual economic value that may be received by our non-employee directors from their option awards.

The following table lists all outstanding equity awards held by our non-employee directors as of December 31, 2019:

Option
Name	Awards
Daniel M. Friedberg	246,446
Michael F. Golden	128,704
Russell J. Knittel	93,314
Ronald L. Miller, Jr.	101,360
Stephen A. Nolan	151,659
Sarah R. Tomolonius	75,735
I. Marie Wadecki	98,235

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2019 with respect to our common stock that may be issued under our incentive compensation plans and under other option grants.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	2,115,904	$3.18	2,828,924
Equity compensation plans not approved by security holders	344,000	$4.52	—
Total	2,459,904	$3.37	2,828,924

(1)

Under our 2012 Plan, an aggregate of 4,837,500 shares of our common stock was authorized for issuance pursuant to awards granted under such plan. The number of available shares will be decreased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised prior to expiration or are surrendered in payment of any awards or any tax withholding with respect thereto. As of December 31, 2019, the number of securities to be issued upon exercise of outstanding options was 2,101,453 and the number of common stock shares to be issued under DSUs was 14,451.  As of December 31, 2019, the aggregate number of shares of common stock available for future issuance pursuant to awards under our 2012 Plan was 2,714,533 and 114,391 shares of common stock reserved for issuance under our 2014 ESPP.  Our 2014 ESPP authorizes the sale of up to 250,000 shares of our common stock to employees.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of four independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant its independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held nine meetings during the fiscal year ended December 31, 2019.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors agreed, that the audited financial statements could be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Ronald L. Miller, Jr., Chairman

Russell J. Knittel

Stephen A. Nolan

I. Marie Wadecki

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms filed electronically with the SEC during the fiscal year ended December 31, 2019, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section 16(a) filing requirements during such fiscal year ended December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares as of May 22, 2020 by (1) each director, nominee for director, and named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares Beneficially Owned
Named Executive Officers and Directors (1):	Number (2)	Percentage (2)
S. Ray Hatch (3)	349,809	2.22%
Laurie L. Latham (4)	192,675	1.24%
David P. Sweitzer (5)	164,216	1.06%
Daniel M. Friedberg (6)	2,303,085	14.78%
Michael F. Golden (7)	142,017	*
Russell J. Knittel (8)	111,862	*
Ronald L. Miller, Jr. (9)	108,654	*
Stephen A. Nolan (10)	123,463	*
Sarah R. Tomolonius (11)	85,804	*
I. Marie Wadecki (12)	113,852	*
All directors and executive officers as a group (10 persons) (13)	3,695,437	21.91%
5% Stockholders:
Federated Global Investment Management (14)	1,825,000	11.85%
Wynnefield Partners Small Cap Value, L.P., et al (15)	1,618,595	10.51%
Jeffrey D. Forte (16)	1,152,518	7.46%
Pinnacle Family Office Investments, L.P. (17)	1,076,453	6.99%
Colton R. Melby (18)	833,665	5.41%

*	Less than 1% of the outstanding shares of common stock.
(1)

Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Quest Resource Holding Corporation, 3481 Plano Parkway, The Colony, Texas 75056.

(2)

The number of shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 15,403,111 shares outstanding on May 22, 2020. The numbers and percentages shown include shares actually owned on May 22, 2020 and shares that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of May 22, 2020 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of stock owned by any other person or group.

(3)	Includes 316,667 shares issuable upon exercise of vested stock options and 15,874 deferred stock units.
(4)	Includes 170,833 shares issuable upon exercise of vested stock options and 11,905 deferred stock units.
(5)	Includes 143,800 shares issuable upon exercise of vested stock options and 11,905 deferred stock units.
(6)	Consists of (a) 2,120,489 shares held by Hampstead Park Capital Environmental Services Investment Fund LLC, and (b) 182,596 shares issuable upon exercise of vested stock options.
(7)	Includes 135,023 shares issuable upon exercise of vested stock options and 3,669 deferred stock units.
(8)	Includes 99,633 shares issuable upon exercise of vested stock options and 12,229 deferred stock units.
(9)	Includes 107,679 shares issuable upon exercise of vested stock options.
(10)	Includes 44,234 shares issuable upon exercise of vested stock options and 12,229 deferred stock units.
(11)	Includes 82,054 shares issuable upon exercise of vested stock options.
(12)	Includes 104,554 shares issuable upon exercise of vested stock options and 8,560 deferred stock units.
(13)	Consists of (a) 2,231,993 shares held by the directors and executive officers as a group, (b) 1,387,03 shares issuable upon exercise of vested stock options, and (c) 76,371 deferred stock units.
(14)	Based on the statement on Schedule 13G filed with the SEC on February 14, 2020, by Federated Hermes, Inc. The address for Federated Hermes, Inc. is 1001 Liberty Avenue, Pittsburgh, PA 15222.
(15)

Based on the statement on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2020, by Wynnefield Partners Small Cap Value, L.P, and affiliates. The address for Wynnefield Partners Small Cap Value, L.P, and affiliates is 450 Seventh Avenue, Suite 509, New York, NY 10123.

(16)	Consists of (a) 1,097,518 shares held and (b) 55,000 shares issuable upon exercise of vested stock options.
(17)

Based on the statement on Amendment No. 1 on Schedule 13G filed with the SEC on February 14, 2020, by Pinnacle Family Office Investments, L.P.  The address for Pinnacle Family Office Investments, L.P. is 5910 North Central Expressway, Suite 1475, Dallas, TX 75206.

(18)

Consists of (a) 685,487 shares held by EarthNow Investments, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power, (b) 134,328 shares held by Global Security Holding, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power (c) 13,812 shares held by Bone Logic, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power, and (d) 38 shares held by Prestamo, L.L.C., over which Mr. Melby holds the beneficial interest, including voting and dispositive power.  The address for Colton R. Melby is 136 East South Temple, Suite 1050, Salt Lake City, Utah 84111.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our disinterested directors to be fair to us or is approved by our disinterested directors or by our stockholders. Any determination by our disinterested directors is based on a review of the particular transaction, applicable laws and regulations, and policies of our company (including those set forth above under “Corporate Governance” or published on our website). As appropriate, the disinterested directors of the applicable committees of the Board of Directors shall consult with our legal counsel.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

During the year ended December 31, 2019, three stockholders sold approximately 4.3 million shares of our common stock in a registered public offering.  In a separate private transaction, a certain selling stockholder sold 1,750,000 shares of our common stock.  The offering and private transaction, together the “Transactions”, closed on April 11, 2019.  We did not receive any proceeds from sales by the selling stockholders in the Transactions.  We incurred costs and expenses in connection with the Transactions, consisting of various registration, due diligence, printing, and professional service fees and expenses, and such costs, less amounts reimbursed by the selling stockholders at the closing of the Transactions, were approximately $248,000, and are included in selling, general, and administrative expense for the year ended December 31, 2019.

Voting Agreement

As previously disclosed, on March 15, 2019, affiliates of the former Chairman of the Board of Directors and largest beneficial stockholder, Mitchell A. Saltz, entered into a Put and Call Stock Purchase Agreement, or the Purchase Agreement, with Hampstead Park Capital Management, LLC, or Hampstead, of which Daniel M. Friedberg is the Chief Executive Officer.  Pursuant to the Purchase Agreement, which was consummated on April 11, 2019, Mr. Saltz sold 1,750,000 shares of common stock of our company to Hampstead’s designee, Hampstead Park Environmental Services Investment Fund LLC, or Buyer, at a purchase price of $2.00 per share.  We were not a party to the Purchase Agreement.

As a condition to the Purchase Agreement, Mr. Saltz, Jeffrey D. Forte, and Brian Dick, and Buyer entered into a three-year voting agreement, or the Voting Agreement, of which we are a party.  Pursuant to the Voting Agreement, Messrs. Saltz, Forte, and Dick agreed to vote or cause to be voted the remaining shares of our common stock owned by them (1) in favor of directors nominated and recommended by our Board of Directors, including two designees of Buyer, provided that a majority of our Board of Directors must be “independent” within the meaning of Nasdaq; (2) against any stockholder nomination or proposal not approved or recommended by our Board of Directors; (3) in accordance with the recommendations of our Board of Directors on all other proposals as our Board of Directors sets forth in the proxy statements of our company, unless multiple proxy advisory firms recommend a vote against such recommendation; and (4) in their own discretion in certain “Extraordinary Matters” (as defined in the voting agreement), including various changes in control, spin off, recapitalizations, reorganization, and sale of asset transactions.

In addition, Messrs. Saltz, Forte, and Dick agreed to vote all of their shares for up to a maximum of three additional directors proposed by Buyer in addition to the two then serving Buyer designees and, if necessary, the removal of up to a maximum of three directors who are not designees of Buyer so that Buyer will have a maximum of five designees if the following conditions are not satisfied: (i) Messrs. Saltz and Forte are not serving on our

Board of Directors or any committee thereof; (ii) Mr. Friedberg and a second person designated by Buyer, or the Second Designee, shall be elected or appointed as members of our Board of Directors, commencing as of the effective date of the Purchase Agreement; (iii) if Mr. Friedberg or the Second Designee do not serve for any reason during the term of the voting agreement, Buyer will have the right to designate a replacement director(s) to our Board of Directors and such replacement director(s) shall be promptly appointed to our Board of Directors, provided any such replacement director shall be “independent” for Nasdaq purposes and qualified to serve; (iv) Mr. Friedberg shall serve as Chairman of our Board of Directors; and (v) Mr. Friedberg shall serve as Chairman of the Nominations and Corporate Governance Committee of our Board of Directors.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our principal executive officer, our principal financial officer, and our other executive officer who was serving as an executive officer on December 31, 2019), as such compensation is disclosed in the “Executive Compensation” section of this proxy statement. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified executives with base salaries generally set at levels below those of our peer companies, taking into account we are in the early stages of our corporate development.

Our long-term stock-based incentive compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in utilizing our common stock to tie executive rewards directly to our long-term success and increases in stockholder value. Grants of stock-based awards to our executive officers enable those executives to develop and maintain an ownership position in our common stock. Grants of stock-based awards are intended to result in limited rewards if the price of our common stock does not appreciate, but may provide substantial rewards to executives as our stockholders in general benefit from stock price appreciation. Grants of stock-based awards also are intended to align compensation with the price performance of our common stock. Historically, our stock-based compensation has been through the grant of stock options.

Board Recommendation

Our board believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the “Executive Compensation” section of this proxy statement.

The annual say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE EXECUTIVE COMPENSATION SECTION OF THIS PROXY STATEMENT.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The firm of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, has audited the financial statements of our company and/or its predecessors since 2011. Our Audit Committee has appointed Semple, Marchal and Cooper, LLP to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2020 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of Semple, Marchal and Cooper, LLP will be present at the meeting via telephone, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by Semple, Marchal and Cooper, LLP for the fiscal years ended December 31, 2019 and 2018 are as follows:

	2019	2018
Audit Fees (1)	$184,496	$182,945
Audit-Related Fees (2)	32,926	35,554
Tax Fees (3)	67,621	57,844
All Other Fees (4)	11,457	11,530
Total	$296,500	$287,873

(1)

Audit fees consist of billings for professional services normally provided in connection with statutory and regulatory filings including (i) fees associated with the audits of our consolidated financial statements and (ii) fees associated with our quarterly reviews.

(2)	Audit-related fees consist of billings for professional services for the review of SEC filings or other reports containing the audited financial statements including registration statements.
(3)	Tax fees consist primarily of tax related advisory services.
(4)	All other fees include general advisory professional services primarily related to research on accounting or other regulatory matters.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit

Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by Semple, Marchal and Cooper, LLP described above under the caption “Audit-Related Fees” were approved by our Board of Directors or by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF SEMPLE, MARCHAL AND COOPER, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Deadline for the Submission of Stockholder Proposals for Inclusion in our Proxy Statement for our 2021 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for our 2021 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act and must be submitted in writing by notice delivered to our Secretary at Quest Resource Holding Corporation, 3481 Plano Parkway, The Colony, Texas 75056, Attention: Secretary. Any such proposal must be received at least 120 days before the anniversary of the prior year’s proxy statement (by February 1, 2021), unless the date of our 2021 Annual Meeting of Stockholders is changed by more than 30 days from July 1, 2021, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Deadline and Procedures under our Bylaws for Stockholder Notice of Nomination of Director Candidates and for Other Proposals

Our bylaws establish an advance notice procedure for stockholders who wish to nominate persons for election as a director or to introduce an item of other business at our 2021 Annual Meeting of Stockholders, but do not intend for such nominee or business to be included in our proxy statement. To be timely under these procedures, notice of such nomination or business related to our 2021 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than the close of business on April 2, 2021 and no later than the close of business on May 2, 2021; or (b) if our 2021 Annual Meeting of Stockholders is held before June 1, 2021 or after July 31, 2021, no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made in order to be considered at such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Continental Stock Transfer & Trust Company by calling (212) 509-4000, or by writing to Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, New York 10004. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Continental Stock Transfer & Trust Company as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker, or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

Dated: June 1, 2020

QUEST RESOURCE HOLDING CORPORATION, 3481 PLANO PARKWAY, THE COLONY, TX 75056
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY

Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Votes submitted electronically over the internet must be received by 11:59 p.m. Eastern Time, on June 30, 2020

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL - Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Continental Stock Transfer & Title Company, Attn: Proxy Dept., 1 State Street, New York, NY 10004.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUEST RESOURCE HOLDING CORPORATION

Vote on Directors

1.	PROPOSAL 1: ELECTION OF DIRECTORS: To elect as directors all of the nominees listed below, each to serve for a three-year term expiring in 2023.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:

	01) Stephen A. Nolan 02) Sarah R. Tomolonius	☐	☐	☐

Vote on Proposals

2.	PROPOSAL 2: To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2019 (“say-on-pay”).	For ☐	Against ☐	Abstain ☐

3.

PROPOSAL 3: To ratify the appointment of Semple, Marchal and Cooper, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending December 31, 2020.

		For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QUEST RESOURCE HOLDING CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2020 ANNUAL MEETING OF STOCKHOLDERS

July 1, 2020

The undersigned stockholder of QUEST RESOURCE HOLDING CORPORATION, a Nevada corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated June 1, 2020, and hereby appoints Daniel M. Friedberg and S. Ray Hatch, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2020 Annual Meeting of Stockholders of the Company, to be held on Wednesday, July 1, 2020, at 9.00 a.m., local time, at the offices of Quest Resource Holding Corporation, 3481 Plano Parkway, The Colony, Texas 75056, and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors, FOR the say-on-pay proposal, and FOR the ratification of the appointment of Semple, Marchal and Cooper, LLP as the independent registered public accountant of the Company for the fiscal year ending December 31, 2020, and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF SEMPLE, MARCHAL AND COOPER, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side) CONTINUED AND TO BE SIGNED ON REVERSE SIDE.